EX-35.6
(logo) Wells Fargo

Commercial Mortgage - Servicing

MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711



ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE



Re: ML-CFC Commercial Mortgage Trust 2007-5 (the "ML-CFC 2007-5 Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-5 issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2007, by and among Merrill Lynch Mortgage Investors, Inc. and the other parties thereto (the "Pooling and Servicing Agreement").

In accordance with Section 3.13 of the Pooling and Servicing Agreement, on behalf of Wells Fargo Bank, National Association, as master servicer (the "Master Servicer") under that certain pooling and servicing agreement, dated as of August 1, 2005 (the "Lead Servicing Agreement"), by and among Morgan Stanley Capital I Inc., as depositor, Prudential Asset Resources, Inc., as master servicer, Master Servicer, CWCapital Asset Management LLC, as special servicer, LaSalle Bank National Association, as trustee, Wells Fargo Bank, National Association, as paying agent and certificate registrar, and ABN AMRO Bank N.V., as fiscal agent, relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005- HQ6, I certify that (i) a review of the activities of the Master Servicer during the preceding calendar year (or, the portion of such year during which the Certificates were outstanding) and of its performance under the Lead Servicing Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations with respect to the servicing of the FRIS Chicken Mortgage Loan under the Lead Servicing Agreement in all material respects throughout such year.

Wells Fargo Bank, National Association,
as Master Servicer


/s/ Briggs A. Hawley


Briggs A. Hawley
Vice President
Wells Fargo Bank, National Association

March 2008